Exhibit 10.34

CONTRATO DE CESSÃO DE DIREITOS MINERÁRIOS E OUTRAS AVENÇAS/MINERAL RIGHTS ASSIGNMENT AGREEMENT AND OTHER COVENANTS

GREENFIELD EXPLORATION LTDA., com sede na Rua Júlio Ribeiro, n° 63, sala 101, Bonsucesso, Rio de Janeiro - RJ, CEP 21.040-330, inscrita no CNPJ sob o n° 51.137.689/0001-31, neste ato representada na forma de seu contrato social, doravante denominada “Cedente”;

GREENFIELD EXPLORATION LTDA., headquartered at Júlio Ribeiro Street, No. 63, room 101, Bonsucesso, Rio de Janeiro - RJ, ZIP Code 21.040-330, enrolled under the CNPJ No. 51.137.689/0001-31, herein represented in accordance with its articles of association, hereinafter referred to as the “Assignor”;

ALPHA MINERALS BRAZIL PARTICIPAÇÕES LTDA., com sede na Rua Turim, n° 59, 3° andar, Belo Horizonte - MG, CEP 30360-552, inscrita no CNPJ sob o n° 43.093.a229/0001-20, neste ato representada na forma de seu estatuto social, doravante denominada “Cessionária”;

ALPHA MINERALS BRAZIL PARTICIPAÇÕES LTDA, headquartered at Turim Street, No. 59, Third Floor, Belo Horizonte - MG, ZIP Code 30360-552, enrolled under the CNPJ No. 43.093.229/0001-20, herein represented in accordance with its articles of association, hereinafter referred to as the “Assignee”;

RARE EARTHS AMERICAS, INC., com sede na 250 Fillmore St Suite 150, Denver, CO 80206, USA neste ato representada na forma de seu contrato social, doravante denominada “Interveniente”;	RARE EARTHS AMERICAS, INC., headquartered at 250 Fillmore St Suite 150, Denver, CO 80206, USA, herein represented in accordance with its bylaws, hereinafter referred to as the “Intervening Party”;

FOCUS CAPITAL PARTNERS PTY LTD, (ACN 162 331 035) com sede em New South Wales, Austrália, constituída nos termos da Lei das Sociedades da Austrália, neste ato representada na forma do seu contrato social, doravante denominada “Intermediária”;

FOCUS CAPITAL PARTNERS PTY LTD, (ACN 162 331 035) headquartered in New South Wales, Australia incorporated under the Australian Corporations Act herein represented in accordance with its constitution, hereinafter referred to as the “Intermediary”;

indistinta e individualmente denominadas “Parte” e, em conjunto, “Partes”;	individually and indistinctly referred to as a “Party” and collectively as “Parties”;

CONSIDERANDO QUE:	WHEREAS:

i. A Cedente é a única e legítima detentora do direito minerário objeto do processo administrativo registrado perante a Agência Nacional de Mineração (“ANM”) sob o número 860.634/2018 (“Direito Minerário”);

i. The Assignor is the sole and legitimate holder of the mining right subject to the administrative proceeding registered before the Brazilian National Mining Agency (“ANM”) under No. 860.634/2018 (“Mining Right”);

ii. A Cedente tem interesse em ceder o Direito Minerário e a Cessionária tem interesse em adquirir o Direito Minerário, com vistas ao aproveitamento dos recursos minerais ali existentes;	ii. The Assignor has an interest in assigning the Mining Right and the Assignee has an interest in acquiring the Mining Right, for the purpose of exploiting the mineral resources located therein.

iii. A Cedente declara que Direito Minerário está devidamente registrado e regular perante a ANM, com todos as obrigações respectivas tempestivamente cumpridas;	iii. The Assignor declares that the Mining Right is duly registered and in good standing before the ANM, with all respective obligations duly performed on time;

ISTO POSTO, resolvem as Partes celebrar o presente Contrato de Cessão de Direitos Minerários e Outras Avenças (“Contrato”) que se regerá pelos seguintes termos e condições:	NOW, THEREFORE, the Parties agree to enter into this Mineral Rights Assignment Agreement and Other Covenants (“Agreement”), which shall be governed by the following terms and conditions:

1. DEFINIÇÕES, PRINCÍPIOS DE INTERPRETAÇÃO E ANEXOS	1. DEFINITIONS, INTERPRETATION PRINCIPLES AND EXHIBITS

1.1. Definições. Quando utilizados neste Contrato ou em qualquer de seus Anexos, salvo se o contexto exigir interpretação diversa, ou expressamente indicado, os seguintes termos deverão ter o significado estabelecido nesta cláusula:

1.1. Definitions. When used in this Agreement or in any of its Exhibits, unless the context requires otherwise or expressly indicated, the following terms shall have the meanings set forth below:

“Ações da REA” significa ações ordinárias emitidas pela Interveniente, que são negociadas publicamente em uma bolsa de valores dos Estados Unidos, por exemplo, Bolsa de Valores de Nova Iorque (NYSE), American ou NASDAQ (” Bolsa de Valores”), sendo esta negociação resultado de qualquer tipo de evento de liquidação. As Ações da REA são sujeitas às restrições previstas na U.S. Federal Laws conforme disposto na cláusula 6.3 deste Contrato.

“REA Shares” means shares of common stock issued by the Intervening Party, that are publicly traded on a recognized United States stock exchange (e.g., New York Stock Exchange (NYSE) American, NYSE, or NASDAQ) (“Exchange”), such trading being the result of any of the types of Liquidity Events. REA Shares are subject to the restrictions under U.S. federal securities laws as set forth in Section 6.3 of this Agreement.

“Ações Restritas da REA” significa ações ordinárias emitidas pela Interveniente, que são negociadas publicamente em uma bolsa de valores dos Estados Unidos, por exemplo, Bolsa de Valores de Nova Iorque (NYSE), American ou NASDAQ (“Bolsa de Valores”), sendo esta negociação resultado de qualquer tipo de evento de liquidação. As Ações Restritas da REA são sujeitas às seguintes limitações: (i) lockup (bloqueio de transferibilidade ou venda) pelo prazo de 6 (seis) meses a partir da data do Evento de Liquidação; e (ii) restrições previstas nas U. S. Federal Laws conforme disposto na cláusula 6.3 deste Contrato.

“REA Restricted Shares” means shares of common stock issued by the Intervening Party, that are publicly traded on a recognized United States stock exchange (e.g., New York Stock Exchange (NYSE) American or NASDAQ) (“Exchange”), such trading being the result of any of the types of Liquidity Events. REA Restricted Shares are subject to the following limitations: (i) lockup (restriction on transferability or sale) for a period of 6 (six) months from the Liquidity Event date; and (ii) restrictions under U.S. federal securities laws as set forth in Section 6.3 of this Agreement.

“Afiliada” significa, em relação a qualquer Pessoa, qualquer outra Pessoa que, direta ou indiretamente, por meio de uma ou mais Pessoas, possua o Controle, seja Controlada por ou esteja sob Controle comum com tal Pessoa;

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more Persons, Controls, is Controlled by, or is under common Control with such Person;

“Anexo” significa qualquer anexo a este Contrato;	“Exhibit” means any exhibit to this Agreement;

“ANM” significa a Agência Nacional de Mineração;	“ANM” means the Brazilian National Mining Agency;

“CADE” significa o Conselho Administrativo de Defesa Econômica;	“CADE” means the Brazilian Administrative Council for Economic Defense;

“Código de Mineração” significa o Decreto -Lei nº 227, de 28 de fevereiro de 1967, conforme alterado de tempos em tempos;	“Mining Code” means Decree-Law No. 227, of February 28, 1967, as amended from time to time;

“Controle”, incluindo os significados correlatos dos termos “controlado por” e “sob controle comum com”, significa, em relação a qualquer Pessoa, a propriedade, direta ou indiretamente, seja através da propriedade de títulos com direito a voto de outra Pessoa ou por contrato ou de outra forma, de: (a) o direito de (1) eleger a maioria do conselho de administração, diretoria ou outro órgão de administração similar de tal Pessoa, e (2) garantir a maioria dos votos nas deliberações das assembleias de acionistas ou reuniões de quotistas de tal Pessoa, e (b) efetivamente exercer o referido direito, conforme previsto na Lei 6.404/76.

“Control”, including the correlative meanings of “controlled by” and “under common control with”, means, related to any Person, the direct or indirect ownership, whether through voting securities or otherwise, of: (a) the right to (1) elect the majority of the administrative council, board of directors, or similar governing body of such Person and (2) ensure the majority of votes at the shareholders’ meetings or quotaholders’ meetings of such Person; and (b) effectively exercise such right, as provided for under Brazilian Law No. 6,404/76.

“Dia Útil” significa qualquer dia em que os bancos estejam abertos ao püblico nas cidades de São Paulo/SP, Rio de Janeiro/RJ ou Belo Horizonte/MG, de forma simultânea ou isolada.	“Business Day” means any day on which banks are open to the public in the cities of São Paulo/SP, Rio de Janeiro/RJ, or Belo Horizonte/MG, jointly or individually.

“Eventos de Liquidação” significa qualquer um dos seguintes eventos: (i) uma oferta püblica inicial que resulte na negociação em uma bolsa de valores das Ações Restritas da REA (IPO); (ii) a fusão da Parte Interveniente em uma companhia cujas ações são negociadas em Bolsa de Valores, ou a incorporação da Parte Interveniente por uma companhia cujas ações são negociadas em Bolsa de Valores; ou (iii) a venda ou transferência do controle da Parte Interveniente para uma companhia cujas ações sejam negociadas em Bolsa de Valores.

“Liquidity Events” means any of the following events: (i.) an initial public offering resulting in the REA Restricted Shares or REA Shares being publicly traded on the Exchange (an IPO); (ii.) the merger of the Intervening Party into a company whose shares are admitted to trading on the Exchange, or the merger of the Intervening Party by a public company whose shares are publicly traded on the Exchange; or (iii.) the sale or transfer of a controlling interest in the Intervening Party to a public company whose shares are publicly traded on a Stock Exchange.

“IPO” significa a Oferta Püblica Inicial da Interveniente;	“IPO” means the Initial Public Offering of the Intervening Party;

“Lei” significa quaisquer leis, estatutos e regulamentos da Repüblica Federativa do Brasil, conforme aplicável, ou qualquer subdivisão polItica desta.	“Law” means any laws, statutes, and regulations of the Federative Republic of Brazil, as applicable, or any of its political subdivisions.

“Ônus” significa qualquer limitação à fruição, uso, gozo ou disposição da propriedade móvel ou imóvel ou do direito, tais como, mas não se limitando a, hipoteca, penhor, penhora, sequestro, anticrese, enfiteuse, usufruto, uso, gravame, caução, encargos, servidão, opção, direito de passagem, direito real de garantia, locações, direito de preferência, direito de prioridade ou qualquer outra obrigação contratual, direito ou reivindicações de qualquer outra natureza, que tenham substancialmente o mesmo efeito. Essa definição se aplica ainda para qualquer obrigação que limita, da mesma forma e em todos os seus termos, a plena fruição do Direito Minerário objeto do presente instrumento.

“Encumbrance” means any limitation on the use, enjoyment, or disposal of movable or immovable property or rights, including but not limited to mortgage, pledge, lien, seizure, attachment, antichresis, emphyteusis, usufruct, use, charges, easements, options, rights of way, security interests, leases, rights of first refusal, priority rights, or any other contractual obligation, right, or claim that has substantially the same effect. This definition also applies to any obligation that similarly limits, in whole or in part, the full enjoyment of the Mining Right subject to this Agreement.

“Pessoa” significa qualquer pessoa, fIsica ou jurIdica, companhia, sociedade simples, sociedade empresária, sociedade limitada, sociedade anônima, joint venture, associação, empresa, trust, instituição financeira, sociedade fiduciária, autoridade ou qualquer outro tipo de organização.

“Person” means any individual, legal entity, corporation, simple partnership, business company, limited liability company, joint-stock company, joint venture, association, enterprise, trust, financial institution, fiduciary entity, authority, or any other type of organization.

“Terceiro” significa uma Pessoa que não seja Parte, ou Afiliada de uma Parte, deste Contrato;	“Third Party” means any Person other than a Party or its Affiliate in this Agreement;

“Volume-Weighted Average Price” ou “VWAP” significa o preço médio das Ações Restritas da REA ao longo de determinado perIodo, ponderado pelo volume negociado em cada dia do mesmo perIodo.	“Volume-Weighted Average Price” or “VWAP” means the volume-weighted average price of the REA Restricted Shares over a given period.

1.2. Interpretação. Na interpretação deste Contrato, deverão ser considerados os seguintes princIpios: (i) os cabeçalhos e tItulos das cláusulas deste Contrato servem apenas para conveniência de referência e não limitarão ou afetarão o significado ou a interpretação das cláusulas, parágrafos ou itens aos quais se

1.2. Interpretation. In the interpretation of this Agreement, the following principles shall apply: (i) headings and titles of clauses are for convenience only and shall not affect the meaning or interpretation of clauses, paragraphs or items to which they refer; (ii) whenever required by the context, the definitions in this aplicam; (ii) sempre que exigido pelo contexto, as definições contidas neste Contrato serão aplicadas tanto no singular quanto no plural e o gênero masculino incluirá o feminino e vice-versa; (iii) referências a quaisquer documentos ou outros instrumentos incluem todas as suas alteraçôes, substituiçôes, consolidaçôes e respectivas complementaçôes em vigor nesta data, salvo se expressamente disposto de forma diversa; (iv) salvo se de outra forma expressamente estabelecido neste Contrato, referências a cláusulas, itens ou anexos aplicam-se a cláusulas, itens e anexos deste Contrato; (v) salvo se de outra forma expressamente estabelecido neste Contrato, todas as referências a quaisquer Partes incluem seus sucessores, beneficiários, representantes e cessionários autorizados; (vi) os termos "inclusive", “incluindo" e outros termos semelhantes serão sempre lidos como se estivessem acompanhados do termo “exemplificativamente", "entre outros" ou "não limitados a", introduzindo assim uma numeração não exaustiva, mas meramente exemplificativa; (vii) sempre que dias úteis não estiver expressamente estabelecido, considera-se que os prazos correrão em dias corridos; (viii) sempre que um prazo se encerrar em um sábado, domingo ou feriado, considerar-se-á referido prazo automaticamente estendido para o Dia Útil imediatamente subsequente, sem qualquer penalidade às Partes; e (ix) todos os Anexos a este Contrato fazem parte do Contrato e são a ele incorporados por referência como se aqui estivessem transcritos, e todas as referências a este Contrato incluem seus Anexos.1.2

Agreement shall apply both in the singular and in the plural, and the masculine genre shall include the feminine and vice versa;
(iii) references to any documents or other instruments include all amendments, replacements, consolidations and respective supplements in effect of this date, unless expressly provided otherwise; (iv) Unless otherwise expressly stablished in this Agreement, references to the clauses, items or exhibits of this Agreement; shall be deemed to refer to the clauses, items, and exhibits of this Agreement; (v) Unless otherwise expressly stablished in this Agreement, all references to any Parties shall include their successors, beneficiaries, representants and permitted assignees; (vi) The terms “including,” “include,” and similar expressions shall always be deemed to be followed by “for example,” “among others,” or “not limited to,” thereby introducing a non-exhaustive and merely illustrative enumeration; (vii) Whenever business days are not expressly specified, the time periods shall be deemed to run in calendar days; (viii) whenever a deadline expires in a Saturday, Sunday, or holiday, the referred term shall be considered automatically extended to the next business day, without any prejudice to the Parties ; (ix) all Exhibits to this Agreement form part of this Agreement and are incorporated herein by reference as if fully set forth herein, and all references to this Agreement include its Exhibits.

1.3. Anexos. Os seguintes Anexos são partes integrantes deste Contrato:		1.3. Exhibits. The following Exhibits are integral parts of this Agreement:

Anexo	Descrição	Exhibit	Description
Anexo A	Memorial Descritivo do Direito Minerário	Exhibit A	Descriptive Report of the Mining Right
Anexo B	Instrumento Particular de Cessão Total de Direito Minerário	Exhibit B	Private instrument of Full Assignment of Mining Right
Anexo C	Procuração para prática de atos juntos à ANM e demais órgãos públicos correlatos	Exhibit C	Limited Power of Attorney for performing acts before ANM and other related public authorities with respect to the Mining Right.
Anexo D	Procuração para prática de atos juntos à órgãos ambientais e demais órgãos públicos correlatos	Exhibit D	Limited Power of Attorney for performing acts before environmental agencies and other related public authorities with respect to the Mining Right
Anexo E	Procuração para prática de atos junto a superficiários	Exhibit E	Limited Power of Attorney for performing acts before surface landowners with respect to the Mining Right
Anexo F	Procuração para a prática de atos juntos à ANM em relação à retrocessão do direito minerário	Exhibit F	Limited Power of Attorney for performing acts before ANM regarding the retrocession of the Mining Right

2. OBJETO	2. OBJECT

2.1. Constitui objeto do presente Contrato a cessão total, pela Cedente à Cessionária, do Direito Minerário, em contraprestação ao preço e condiçôes de pagamento estabelecidos na Cláusula 6.	2.1. The purpose of this Agreement is the full assignment, by the Assignor to the Assignee, of the Mining Right, in consideration for the price and payment terms set forth in Clause 6.

2.2. Observada a necessidade de averbação do requerimento de cessão junto à ANM, a partir da data de protocolo do requerimento de averbação do Direito Minerário junto a ANM, as Partes acordam que a Cessionária tornar-se-á a única titular do Direito Minerário, bem como a única e exclusiva responsável pelo cumprimento de todas as obrigaçôes advindas.

2.2. Observing the requirement of approval of the assignment request before ANM, as of the date of filing the request of assignment of the Mining Right before ANM, the Parties agree that the Assignee shall become the sole holder of the Mining Right, as well as the sole and exclusive party responsible for complying with all obligations arising therefrom.

3. DECLARAÇÕES E GARANTIAS	3. REPRESENTATIONS AND WARRANTIES

3.1 Cada uma das Partes declara e garante que:	3.1. Each of the Parties represents and warrants that:

3.1.1 São sociedades devidamente constituídas e validamente existentes sob as leis dos respectivos países, estando aptas a firmar e executar todas as obrigaçôes e direitos resultantes do presente Contrato;

3.1.1. They are companies duly incorporated and validly existing under the laws of their respective countries, and are able to bound and to perform all obligations and rights arising from this Agreement;

3.1.2 Têm competência para celebrar o presente Contrato, e que as pessoas que o assinam possuem legitimidade e plenos poderes para firmar as obrigaçôes aqui estabelecidas em nome das pessoas jurídicas que representam;

3.1.2. They have the authority to execute this Agreement, and the individuals signing it have the legitimacy and full powers to assume the obligations set forth herein on behalf of the legal entities they represent;

3.1.3 O presente Contrato representa um compromisso válido, vinculante e exigível tendo força de título executivo extrajudicial, sujeito a execução específica; e	3.1.3. This Agreement constitutes a valid, binding, and enforceable commitment, having the effect of a judicial execution instrument, subject to specific execution; and

3.1.4 A celebração, execução e o cumprimento das obrigaçôes estabelecidas no presente Contrato não conflitam ou resultam em descumprimento de qualquer contrato, do seu contrato/estatuto social, ou qualquer instrumento em que seja parte ou à legislação a ela aplicável.

3.1.4. The execution, performance and fulfillment of the obligations set forth in this Agreement do not conflict with or result in a breach of any contract, their articles of association/bylaws, or any instrument to which they are a party, nor of any applicable law.

3.2. A Cedente declara e garante que, na presente data:	3.2. The Assignor represents and warrants that, as of the date hereof:

3.2.1 É a única e legítima titular do Direito Minerário e o Direito Minerário encontra-se em situação regular, livre e desembaraçado de quaisquer Ônus, sejam eles legais, judiciais, extrajudiciais ou convencionais, não tendo conhecimento da existência de quaisquer açôes, processos ou procedimentos governamentais, judiciais, administrativos, regulatórios ou de arbitragem em curso envolvendo questôes de natureza cível, ambiental, comercial, trabalhista, previdenciária, fiscal ou de qualquer outra natureza, que possam afetar a titularidade e a regularidade do Direito Minerário ou a transferência do Direito Minerário nos termos aqui dispostos;

3.2.1. It is the sole and legitimate holder of the Mining Right, and the Mining Right is in good standing, free and clear of any Encumbrances, whether legal, judicial, extrajudicial, or contractual, having no knowledge of the existence of any ongoing lawsuits, claims, or governmental, judicial, administrative, regulatory, or arbitration proceedings of a civil, environmental, commercial, labor, social security, tax, or any other nature that could affect the ownership or regularity of the Mining Right or the transfer of the Mining Right under the terms herein;

3.2.2 Desde que se tornou titular do Direito Minerário, a Cedente não concedeu a nenhum terceiro qualquer direito sobre o Direito	3.2.2. Since becoming the holder of the Mining Right, the Assignor has not granted any other Person any right over the Mining Right,

Minerário, sobre os seus rendimentos ou qualquer pagamento de royalties, indenizaçôes ou qualquer outro valor a Terceiros. A Cedente não tem conhecimento de que os titulares anteriores do Direito Minerário tenham concedido, a qualquer outra pessoa, qualquer direito sobre o Direito Minerário, sobre os seus rendimentos ou qualquer pagamento de royalties, indenizaçôes, ou qualquer outro valor a Terceiros.

the proceeds derived therefrom, or any payment of royalties, compensation, or any other amount to Third Parties. The Assignor has no knowledge that previous holders of the Mining Right have granted any other Person any right over the Mining Right, the proceeds derived therefrom, or any payment of royalties, compensation, or any other amount to Third Parties;

3.2.3 Não praticou e não praticará qualquer ato que possa atentar contra a titularidade e a regularidade do Direito Minerário, inclusive após o protocolo do requerimento da Cessão para a Cessionária junto à ANM;

3.2.3. It has not performed and will not perform any act that may impair or jeopardize the ownership or regularity of the Mining Right, including after filing the assignment request to the Assignee before the ANM.

3.2.4 Desde que se tornou titular do Direito Minerário, todos os fatos e atos jurídicos envolvendo o Direito Minerário foram realizados em estrito cumprimento das Leis aplicáveis e estão devidamente registrados junto aos órgãos competentes;

3.2.4. Since becoming the holder of the Mining Right, all facts and legal acts involving the Mining Right have been carried out in strict compliance with the applicable Laws and are duly registered with the competent authorities;

3.2.5 Não violou qualquer Lei aplicável ao Direito Minerário, incluindo a legislação ambiental e minerária aplicável, desconhecendo quaisquer fatos ou atos que possam representar um dano ou eventual passivo ambiental;

3.2.5. It has not violated any Law applicable to the Mining Right, including applicable environmental and mining legislation, and it has no knowledge of any facts or acts that may represent harm or a potential environmental liability;

3.2.6 Não é e não será, direta ou indiretamente, proprietário de direito titular de posse, propriedade, promessa de aquisição, promessa de cessão, promessa de usufruto promessa de qualquer outro direito real ou fruição ou pessoal, tampouco detém quaisquer outros direitos, expectativa de direitos ou vantagens, de fato ou de direito, sobre os imóveis que compreendem a superfície do Direito Minerário objeto desta cessão, assim como; declara que desconhece a existência de acordos, compromissos, promessa ou contratos vigentes com superficiários ou terceiros relacionados à superfície vinculada ao Direito Minerário;

3.2.6. It is not, and will not be, directly or indirectly, the owner or holder of possession rights, ownership rights, promises of acquisition, promises of assignment, promises of usufruct, or promises of any other real or personal rights, nor does it hold any other rights, expectations of rights, or advantages, whether in fact or in law, over the properties comprising the surface area related to the Mining Right subject to this assignment. It further declares that has no knowledge of agreements, commitments, promises, or contracts in force with surface landowners or third parties related to the surface area associated with the Mining Right;

3.2.7 Não há débitos relativos ao Direito Minerário perante a ANM ou qualquer órgão governamental;	3.2.7. There are no outstanding debts related to the Mining Right before ANM or any governmental authority;

3.2.8 Relativamente ao Direito Minerário, não recebeu qualquer multa, notificação, intimação ou citação relativas a procedimentos judiciais, arbitrais ou administrativos ou de natureza ambiental;	3.2.8. Regarding the Mining Right, it has not received any fine, notice, summons, or service of process related to judicial, arbitral, administrative, or environmental proceedings;

3.2.9 Não recebeu, até a presente data, em relação ao Direito Minerário, qualquer notificação legal com relação a qualquer descumprimento de lei ambiental aplicável e demais normas de qualquer forma relativas ao meio ambiente, e desconhece a existência de qualquer evento que constitua ou possa vir a constituir uma violação ou infração à lei ambiental aplicável e às demais normas de qualquer forma relativas à proteção ao meio ambiente vigentes;

3.2.9. It has not received, to date, any legal notice relating to any breach of applicable environmental law or any other norms related to environmental protection, and has no knowledge of any event that constitutes or may constitute a violation of applicable environmental law or any regulations related to environmental protection;

3.2.10 A celebração e o cumprimento do presente Contrato, bem como dos demais contratos dele decorrentes, pela Cedente não resulta nem resultará em (i) violação a qualquer Lei aplicável ao	3.2.10. The execution and performance of this Agreement and of any other agreements arising herefrom by the Assignor does not and will not result in (i) any violation of any Law applicable to the

Direito Minerário ou à Cedente que possam afetar o Direito Minerário ou (ii) fraude à execução ou fraude a credores na forma definida na legislação vigente, declarando a Cedente que não é nem se tornará insolvente devido à presente cessão; e

Mining Right or to the Assignor that may affect the Mining Right, or (ii) fraud upon execution or fraud against creditors as defined under applicable legislation, and the Assignor declares that it is not and will not become insolvent as a result of this assignment; and

3.2.11 A Cedente declara, para todos os fins, que nem ela ou qualquer empresa ou grupo econômico da qual participe, nos termos do artigo 4° da Resolução n° 2/2012 do CADE, não registraram em 2024 faturamento bruto anual ou volume total de negócios no pals, em valor igual ou superior a R$ 75.000.000,00 (setenta e cinco milhôes de reais), não tendo preenchido, portanto, os critérios previstos no artigo 88 da Lei n° 12.529/2011.

3.2.11. The Assignor declares, for all legal purposes, that neither it nor any company or economic group of which it is a part, under
Article 4 of CADE Resolution No. 2/2012, recorded in 2024 an annual gross revenue or total volume of business in the country equal to or greater than BRL 75,000,000.00 (seventy-five million reais), and therefore does not meet the criteria set forth in Article 88 of Law No. 12,529/2011.

4. DO PROTOCOLO DA CESSÃO	4. FILING OF THE ASSIGNMENT

4.1 Para fins de submissão da cessão junto à ANM, a Cedente assina nesse ato, em conjunto com o presente Contrato, (i) o Instrumento Particular de Cessão Total que será protocolado na ANM juntamente com os requerimentos de cessão do Direito Minerário em até 3 (três) dias úteis a partir desta data; e (ii) as procuraçôes constantes dos Anexos C, D, E e F. A Cedente encaminhará à Cessionária o comprovante do protocolo dos requerimentos de cessão na ANM na data do seu respectivo protocolo.

4.1 For the purposes of filing the assignment before the ANM, the Assignor hereby executes, concurrently with this Agreement, a (i) Private instrument of Full Assignment of Mining Right, which shall be filled with ANM also with the request of the assignment of the Mining Right within 3 (three) business days of this date; and (ii) the powers of attorney set forth in exhibits C, D, E and F. The Assignor shall forward to the Assignee the proof of filing of the assignment request with ANM on the date of their respective filing.

4.2 Não obstante o disposto na Cláusula 4.1 acima, a partir da data do protocolo do requerimento de cessão do Direito Minerário, a Cessionária passa a ser a única e exclusiva responsável pelo cumprimento de todas as obrigaçôes necessárias ou exigidas por Lei para a preservação do Direito Minerário, ficando autorizada a realizar quaisquer atividades de pesquisa, de lavra ou extração mineral do Direito Minerário, valendo-se das procuraçôes outorgadas para tanto.

4.2 Notwithstanding the provisions of Clause 4.1, as of the date of the filling of the request of the assignment of the Mining Right, the Assignee shall become the sole and exclusive party responsible for complying with all obligations required by Law for the preservation and good standing of the Mining Right, including the payment of any fees, taxes and costs, and being authorized to carry out any research, mining, or mineral extraction activities of the Mining Right, making use of the powers of attorney granted for such purpose.

5. DIREITOS E OBRIGAÇÕES DAS PARTES	5. RIGHTS AND OBLIGATIONS OF THE PARTIES

5.1. Constituem obrigaçôes da Cedente, sem prejulzo das demais obrigaçôes constantes deste instrumento:	5.1. The following shall constitute obligations of the Assignor, without prejudice to any other obligations set forth herein:

5.1.1. Assinar e entregar todos os documentos que se façam necessários para o protocolo do requerimento da Cessão total do Direito Minerário para a Cessionária e para o cumprimento de eventuais exigências da ANM para averbação da cessão;

5.1.1. To execute and deliver all documents that may be necessary for filing the total Assignment of the Mining Right request to the Assignee and for complying with any ANM requirements for the registration of the Assignment;

5.1.2. Entregar à Cessionária, em até 30 (trinta) dias após a assinatura deste Contrato, todas as informaçôes técnicas e documentos disponlveis a respeito do Direito Minerário Cedente, inclusive eventuais processos administrativos ambientais e testemunhos das campanhas de sondagens que tenham sido realizadas pela Cedente no Direito Minerário;

5.1.2. To deliver to the Assignee, within 30 (thirty) days from the signing of this Agreement, all technical information and documents available in relation to the Assignor’s Mining Right, including any environmental administrative proceedings and drilling core samples from drilling campaigns carried out by the Assignor in connection with the Mining Right;

5.1.3. Não adquirir direitos de propriedade ou de posse, aquisição ou fruição ou quaisquer outros direitos sobre os imóveis que compreendem a superflcie do Direito Minerário;	5.1.3. Not to acquire property, possessory, usufruct, acquisition, enjoyment, or any other rights over the real estate properties comprising the surface area of the Mining Right;

5.1.4. Manter a Cessionária indene e a salvo de qualquer ação judicial ou administrativa com relação ao Direito Minerário, bem como indenizar a Cessionária por quaisquer danos que esta porventura seja obrigada a pagar ou suportar em razão de condenação, em consequência dos trabalhos realizados pela Cedente antes do protocolo do requerimento da Cessão junto a ANM, ou de quaisquer Ônus, açôes ou omissôes a respeito do Direito Minerário anteriormente ao protocolo do requerimento da Cessão junto a ANM e/ou de qualquer falsidade, erro, omissão, inexatidão ou violação das declaraçôes e garantias da Cedente.

5.1.4. To hold the Assignee harmless and free from any legal or administrative action in relation to the Mining Right, as well as to indemnify the Assignee for any damages that the Assignee may be required to pay or bear as a result of any judgment, arising from enterprises carried out by the Assignor prior to the filing of the assignment request before the ANM, or from any Encumbrances, actions, or omissions related to the Mining Right prior to the filing of the assignment request before the ANM and/or from any falsity, error, omission, inaccuracy, or breach of the Assignor’s representations and warranties.

5.2. Constituem obrigaçôes da Cessionária, sem prejuízo das demais obrigaçôes constantes deste instrumento:	5.2. The following shall constitute obligations of the Assignee, without prejudice to any other obligations set forth herein:

5.2.1. Responsabilizar-se pela regularidade do Direito Minerário perante a ANM e demais autoridades governamentais e pelo pagamento de quaisquer despesas relacionadas ao Direito Minerário a partir da data de protocolo do requerimento da Cessão Total do Direito Minerário junto a ANM;

5.2.1. To be responsible for the regular standing of the Mining Right before the ANM and other governmental authorities, as well as for the payment of any expenses related to the Mining Right as from the filling date of the Total Assignment of the Mining Right request;

5.2.2. A partir da data de protocolo do requerimento da Cessão Total do Direito Minerário junto a ANM, cumprir todas as obrigaçôes legais, execução dos estudos e atividades de pesquisa mineral, cumprimento dos prazos e exigências legais, tomar providências para obtenção de todas as autorizaçôes e licenças necessárias, dentre outros, a fim de garantir a integridade do Direito Minerário, bem como a responsabilidade por todos os atos, omissivos ou comissivos, decorrentes dessas atividades;

5.2.2. As from the filing date of the Total Assignment of the Mining Right request before the ANM, to comply with all legal obligations, including the performance of studies and mineral research activities, compliance with legal deadlines and requirements, and to take all measures necessary to obtain all required authorizations and licenses, among others, in order to ensure the integrity of the Mining Right, as well as responsibility for all acts, whether by omission or commission, arising from such activities.

5.2.3. Realizar os pagamentos à Cedente e ao Intermediário na forma prevista no presente Contrato.	5.2.3. To make the payments to the Assignor and to the Intermediary in the manner set forth in this Agreement.

5.2.4 Entregar, dentro de 24 (vinte e quatro) meses após a assinatura deste Contrato, relatório de recursos e reservas minerais relativo ao Direito Minerário em consonância com o Código Australiano para Relato de Resultados de Exploração, Recursos Minerais e Reservas Minerais (JORC Code) ou norma equivalente. O prazo para a entrega deste relatório pode ser estendido, diariamente, por qualquer atraso atribuído diretamente a: (i) falha ou atraso das autoridades governamentais competentes pela emissão ou renovação das licenças ambientais e minerais necessárias, não obstante a apresentação regular e tempestiva dos requerimentos pela Cessionária, ou (ii) dificuldades materiais e devidamente documentadas na obtenção de acesso às áreas, em razão da ausência de acordo com os proprietários superficiários, em cada caso no qual à Cessionária tenha envidado de esforços comercias razoáveis para superar tais dificuldades. Contudo, esta obrigação da Cessionária estará sujeita à extinção, conforme disposto na Cláusula 8.1 (ii).

5.2.4. To deliver, within 24 (twenty-four) months after the execution of this Agreement, a mineral resources and reserves report for the Mining Right in accordance with the Australian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (JORC Code) or equivalent. The period for delivery of the report can be extended, on a day-for-day basis, for any delay directly attributable to (i) failure or delay by competent governmental authorities to issue or renew necessary environmental or mining licenses despite timely and proper filings by the Assignee, or (ii) material and documented difficulties in obtaining access to the areas due to lack of agreement with landowners, in each case where the Assignee has used commercially reasonable efforts to overcome such difficulties. However, such obligation of the Assignee is subject to termination pursuant to Section 8.1(ii).

5.2.5 Outorgar a procuração prevista no Anexo F, à Cedente para que ela proceda com a retrocessão do Direito Minerário, nas hipóteses previstas neste Contrato, a qual somente será válida no caso de rescisão do Contrato e somente poderá ser exercida nos termos da Cláusula 8.2.1.

5.2.5. To grant the power of attorney set forth in exhibits F to the Assignor for the retrocession of the Mining Right in the situations provided for in this Agreement, which shall be valid in the event of termination of the Agreement and may only be used in compliance with the provisions of Clause 8.2.1.

6. DO PREÇO E CONDIÇÕES DE PAGAMENTO	6. PRICE AND PAYMENT TERMS

6.1 A Cessionária pagará à Cedente, em contrapartida à cessão total do Direito Minerário, os seguintes valores:	6.1. The Assignee shall pay the Assignor, as consideration for the total assignment of the Mining Right, the following amounts:

(a) Dentro de 3 (três) dias üteis da data de assinatura deste Contrato, e desde que o requerimento de averbação da cessão tenha sido protocolado perante a ANM, o valor equivalente em reais a AUD $250,000 (duzentos e cinquenta mil dólares australianos);

(a) Within 3 (three) business days of the date of execution of this Agreement, and provided that the request of assignment is filed before the ANM, an amount in Brazilian reais or local currency of the Parties equivalent to AUD $250,000 (two hundred and fifty thousand Australian dollars) cash;

(b) Dentro de 03 (três) dias üteis da data de liquidação financeira do Evento de Liquidação da Interveniente, ou, caso o Evento de Liquidação ocorra antes da assinatura deste Contrato, no máximo até 10 (dez) dias üteis após a assinatura deste Contrato, a Cedente receberá Açôes Restritas da REA, ao preço por Ação Restrita da REA definido no IPO, sempre arredondadas para o maior nümero inteiro próximo, em nümero suficiente para totalizar o montante de AUD$500.000 (quinhentos mil dólares australianos). Caso o Evento de Liquidação não tenha ocorrido no prazo de 6 (seis) meses a contar da data deste Contrato, a Cessionária poderá, alternativamente ao pagamento em Açôes Restritas da REA, pagar o montante devido em moeda brasileira ou rescindir o presente Contrato, caso em que será aplicado o disposto na Cláusula 8.2;

(b) Within 3 (three) business days of the date of the financial settlement of the Intervening Party’s Liquidity Event or, if the Liquidity Event occurs prior to the execution of this Agreement, no later than 10 (ten) business days after the execution of this Agreement, the Assignor shall receive REA Restricted Shares, at the per-share price defined in the IPO, in a sufficient number, always rounded up to a higher whole number, to total the amount of AUD $500,000 (five hundred thousand Australian dollars). If the Liquidity Event has not occurred within 6 (six) months from the signing date of this Agreement, the Assignee may, as an alternative to payment in REA Restricted Shares, pay the amount due in local currency as directed by the Assignor or terminate this Agreement, in which case the provisions of Clause 8.2 shall apply;

(c) O valor de AUD $750,000 (setecentos e cinquenta mil dólares australianos), no prazo de até 5 (cinco) dias após o protocolo, junto à ANM, do Relatório Final de Pesquisa previsto no artigo 22, V do Código de Mineração Brasileiro, que deve ser protocolado até 22 de abril de 2027. A Cessionária decidirá, a seu exclusivo critério, se o pagamento previsto neste item (c) será realizado em moeda brasileira, ou em Açôes da REA, ou em Açôes Restritas da REA, sendo certo que o pagamento somente será realizado em Açôes da REA ou Açôes Restritas da REA caso a Interveniente tenha realizado o IPO até a data de vencimento desta obrigação. Caso o pagamento seja realizado em Açôes da REA ou Açôes Restritas da REA, o nümero de Açôes da REA ou de Açôes Restritas da REA devidas será calculado com base no VWAP apurado ao longo dos 30 (trinta) dias de negociação imediatamente anteriores à data do protocolo do Relatório Final de Pesquisa junto à ANM, sempre arredondadas para o maior nümero inteiro próximo;

(c) The amount of AUD $750,000 (seven hundred and fifty thousand Australian dollars), within 5 (five) days from filing with ANM of the Final Exploration Report under Article 22, V of the Brazilian Mining Code, which shall be filed no later than April 22nd, 2027. The Assignee shall decide, at its sole discretion, whether the payment under this item (c) shall be made in Brazilian currency or in REA Shares or REA Restricted Shares, it being understood that payment shall only be made in REA Shares or REA Restricted Shares if the Intervening Party has completed the IPO by the due date of this obligation. Should payment be made in REA Shares or REA Restricted Shares, the number of REA Shares or REA Restricted Shares owed shall be calculated based on the VWAP determined over the 30 (thirty) trading days immediately preceding the date of filing of the Final Exploration Report with ANM, always rounded up to a higher whole number;

(d) o valor de AUD $500,000 (quinhentos mil dólares australianos), deverá ser pago no prazo de até 24 (vinte e quatro)	(d) The amount of AUD $500,000 (five hundred thousand Australian dollars) shall be payable within 24 (twenty-four) months meses da assinatura deste Contrato, sujeito à extensão do prazo, de forma diária, por qualquer atraso na entrega do relatório de recursos e reservas minerais relativo ao Direito Minerário, em consonância com o Código Australiano para Relato de Resultados de Exploração, Recursos Minerais e Reservas Minerais (JORC Code) ou equivalente, atribuído diretamente a: (i) falha ou atraso das autoridades governamentais competentes pela emissão ou renovação das licenças ambientais e minerais necessárias, não obstante a apresentação regular e tempestiva dos requerimentos pela Cessionária, ou (ii) dificuldades materiais e devidamente documentadas na obtenção de acesso às áreas, em razAo da ausência de acordo com os proprietários superficiários, nos termos da Cláusula 5.2.4. A Cessionária decidirá, a seu exclusivo critério, se o pagamento previsto neste item (d) será realizado em moeda brasileira, em Açôes da REA ou em Açôes Restritas da REA, sendo certo que o pagamento somente será realizado em Açôes da REA ou em Açôes Restritas da REA caso a Interveniente tenha realizado o Evento de LiquidaçAo até a data de vencimento desta obrigaçAo. Caso o pagamento seja realizado em Açôes da REA ou Açôes Restritas da REA, o nümero de Açôes da REA ou Açôes Restritas da REA devidas será calculado com base com base no VWAP apurado ao longo dos 30 (trinta) dias de negociaçAo imediatamente anteriores à data da entrega do relatório sempre arredondadas para o maior nümero inteiro próximo. Para evitar qualquer düvida, caso este Contrato seja rescindido pela Cessionária, nos termos da cláusula 8.1 (ii), antes da data do vencimento do pagamento, tal parcela nAo deverá ser paga e nenhuma outra quantia será devida pela Cessionária.

from the execution of this Agreement, subject to extension on the same day-by-day basis for any delay in delivering a mineral resource and reserve report for the Mining Right in accordance with the Australian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (JORC Code) or equivalent directly attributable to (i) failure or delay by competent governmental authorities to issue or renew necessary environmental or mining licenses despite timely and proper filings by the Assignee, or (ii) material and documented difficulties in obtaining access to the areas due to lack of agreement with landowners as provided in Section 5.2.4. The Assignee may, at its sole discretion, elect to make the payment under this item (d) either in Brazilian currency or in REA Shares or REA Restricted Shares, it being understood that payment in REA Shares or REA Restricted Shares shall only be permitted if the Intervening Party has completed the Liquidity Event by the payment due date. Should payment be made in REA Shares or REA Restricted Shares, the number of shares owed shall be calculated based on the VWAP over the 30 (thirty) trading days immediately preceding the date of delivery of the report, rounded up to the next whole number. For the avoidance of doubt, if this Agreement is validly terminated by the Assignee pursuant to Clause 8.1(ii) prior to the payment due date, such installment shall not be payable and no further amounts shall be owed by the Assignee.

6.2 Os valores previstos neste Contrato, estipulado em dólares australianos (AUD) serAo convertidos para reais brasileiros (BRL) da seguinte forma: (i) o valor em AUD será convertido primeiro para dólares norte-americanos (USD) utilizando a taxa spot publicada na Bloomberg (AUDUSD BGN Currency) do mesmo dia; (ii) em seguida o valor em USD será convertido para BRL utilizando a taxa de venda PTAX (PTAX Venda) publicada pelo Banco Central do Brasil no dia ütil imediatamente anterior à data do pagamento. Caso alguma das taxas nAo esteja disponível nos dias indicados, deverá ser utilizada a taxa publicada no dia imediatamente anterior.

6.2. The amounts set forth in this Agreement stipulated in Australian dollars (AUD) shall be converted into Brazilian reais (BRL) as follows: (i) the amount in AUD shall first be converted into U.S. dollars (USD) using the spot rate published by Bloomberg (AUDUSD BGN Currency) on the same day; (ii) thereafter the amount in USD shall be converted into BRL using the PTAX selling rate (PTAX Venda) published by the Central Bank of Brazil on the business day immediately preceding the payment date. If any of the foregoing rates is unavailable on the specified dates, the applicable rate shall be the one published on the immediately preceding day.

6.2.1. A Cessionária arcará com todas as taxas bancárias incidentes sobre o câmbio.	6.2.1. The Assignee shall bear all bank fees applicable to the exchange currency.

6.3 Nas hipóteses previstas nos itens (b), (c) e (d) da Cláusula 6.1, caso a Cessionária opte por efetuar os pagamentos em Açôes da REA ou Açôes Restritas da REA, a Cessionária deverá notificar a Cedente com 10 (dez) dias de antecedência. No prazo de 5 (cinco) dias após o recebimento de tal notificaçAo, a Cedente deverá informar a Pessoa que receberá as Açôes da REA ou as Açôes Restritas da REA. Tanto a Cedente quanto a Pessoa indicada por este como titular das Açôes Restritas da REA deverAo qualificar-se como investidores credenciados (accredited investors),

6.3. In the events set forth in items (b), (c), and (d) of Clause 6.1, if the Assignee decides to make the payments in REA Restricted Shares or REA Shares, the Assignee shall notify the Assignor at least 10 (ten) days in advance. Within 5 (five) days from receipt of such notice, the Assignor shall inform the Person who will receive the REA Restricted Shares or REA Shares. Both the Assignor and the Person designated as the holder of the REA Restricted Shares or REA Shares must qualify as accredited investors, as defined in Rule 501(a) of the U.S. Securities Act of 1933, as amended.

conforme definido na Regra 501(a) do Securities Act de 1933, conforme alterado.

6.3.1. A Cedente reconhece e concorda que as Açôes da REA ou as Açôes Restritas da REA nAo serAo registradas conforme o Securities Act de 1933, com suas alteraçôes, ou quaisquer leis estaduais estadunidenses de valores mobiliários, e serAo oferecidas e vendidas com base em uma ou mais isençôes de registro previstas nesses diplomas. A Cedente reconhece ainda que as Açôes Restritas da REA e as Açôes da REA constituirAo “restricted securities” conforme o significado da Rule 144 do Securities Act e, como tais, nAo poderAo ser oferecidas, vendidas, dadas em garantia, cedidas ou de outra forma transferidas, exceto de acordo com uma declaraçAo de registro eficaz sob o Securities Act ou uma isençAo aplicável das exigências de registro estabelecidas pelo Securities Act e pelas leis estaduais estadunidenses de valores mobiliários aplicáveis.

6.3.1. The Assignor acknowledges and agrees that the REA Restricted Shares or REA Shares will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and will be offered and sold in reliance upon one or more exemptions from registration thereunder. The Assignor further acknowledges that the REA Restricted Shares and REA Shares will constitute “restricted securities” within the meaning of Rule 144 under the Securities Act and, as such, may not be offered, sold, pledged, assigned, or otherwise transferred except pursuant to an effective registration statement under the Securities Act or an available exemption from the registration requirements of the Securities Act and applicable state securities laws.

6.3.2. Em relaçAo à emissAo das Açôes da REA e das Açôes Restritas da REA, as Partes celebrarAo um contrato de compra de valores mobiliários, em formato mutuamente aceitável por ambas as Partes e em conformidade com o Securities Act e quaisquer leis estaduais estadunidenses de valores mobiliários aplicáveis, o qual deverá considerar, entre outros aspectos, eventuais custos tributários relacionados à aquisiçAo das Açôes Restritas da REA e das Açôes da REA e a legislaçAo brasileira aplicável a investimentos no exterior.

6.3.2. In connection with the issuance of the REA Restricted Shares and REA Shares, the Parties shall enter into a securities purchase agreement in a form mutually acceptable by both parties and in compliance with the Securities Act and any state securities laws, which agreement shall take into account, among other things, any tax costs related to the purchase of the REA Restricted Shares and REA Shares, and Brazilian law considerations regarding investments abroad.

6.3.3. A Cedente compreende que os certificados ou registros eletrônicos que representem as Açôes da REA ou as Açôes Restritas da REA conterAo, ou refletirAo, uma legenda ou anotaçAo restritiva, redigida em inglês, na seguinte forma (e quaisquer legendas adicionais exigidas pelas leis estaduais de valores mobiliários aplicáveis ou previstas neste Contrato, conforme alterado):

6.3.3. The Assignor understands that certificates or book-entry notations representing the REA Restricted Shares or REA Shares will bear, or reflect, a restrictive legend or notation substantially in the following form (and any additional legends required by applicable state securities laws or provided for in this Agreement, as amended):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘SECURITIES ACT’), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (B) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS, IN EACH CASE AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.”

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘SECURITIES ACT’), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (B) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS, IN EACH CASE AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.”

6.3.4. A Cedente reconhece e concorda que a Interveniente emitirá instruçôes de restriçAo de transferência (“stop-transfer”) ao seu agente de transferência e registrador em relaçAo às Açôes Restritas da REA ou às Açôes da REA, em conformidade com a legenda

6.3.4. The Assignor acknowledges and agrees that the Intervening Party will issue stop-transfer instructions to its transfer agent and registrar with respect to the REA Restricted Shares or REA Shares consistent with the foregoing legend and the transfer restrictions set acima e com as restriçôes de transferência aqui estabelecidas. A Interveniente deverá remover ou providenciar a remoçAo de tais legendas e quaisquer instruçôes de restriçAo de transferência relacionadas, em conexAo com qualquer venda ou transferência das Açôes Restritas da REA ou das Açôes da REA realizada nos termos de uma declaraçAo de registro eficaz, da Rule 144 ou de outra isençAo aplicável, em cada caso mediante recebimento da documentaçAo usual razoavelmente satisfatória para a Interveniente e seu agente de transferência, incluindo, quando aplicável, declaraçôes usuais e, quando exigido, parecer jurídico.

forth herein. The Intervening Party shall remove or cause the removal of such legend(s) and any related stop-transfer instructions in connection with any sale or transfer of REA Restricted Shares or REA Shares pursuant to an effective registration statement or Rule 144 or another available exemption, in each case, upon receipt of customary documentation reasonably satisfactory to the Intervening Party and its transfer agent, including, if applicable, customary representations and, where required, an opinion of counsel.

6.3.5. A Cedente reconhece e concorda que, exceto conforme expressamente previsto neste Contrato, conforme alterado, nAo possui direitos de registro, direitos de demanda, direitos de piggyback, direitos de shelf takedown, direitos de oferta pública subscrita (“underwritten offering”), ou quaisquer outros direitos de exigir ou requerer que a Cessionária registre a oferta ou venda das Açôes Restritas da REA ou das Açôes da REA sob o Securities Act, ou que inclua as Açôes Restritas da REA ou as Açôes da REA em qualquer declaração de registro apresentada pela Interveniente.

6.3.5. The Assignor acknowledges and agrees that, except as expressly set forth in this Agreement, as amended, it has no registration rights, demand rights, piggyback rights, shelf takedown rights, underwritten offering rights, or other rights to cause or require the Assignee to register the offer or sale of the REA Restricted Shares or REA Shares under the Securities Act or to include the REA Restricted Shares or REA Shares in any registration statement filed by the Intervening Party.

6.3.6. A Cedente declara que adquirirá as Açôes Restritas da REA ou as Açôes da REA para sua própria conta, exclusivamente para fins de investimento, e não com a intenção de, ou com vistas a, ofertá-las ou vendê-las em conexão com qualquer distribuição em violação ao Securities Act ou às leis estaduais estadounidenses de valores mobiliários aplicáveis.

6.3.6. The Assignor represents that it will acquire the REA Restricted Shares or REA Shares for its own account for investment purposes only and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or applicable state securities laws.

6.4 A Cessionária deverá reembolsar a Cedente as despesas por ela incorridas com seus assessores jurídicos nesta transação, até o valor máximo equivalente em reais a AUD$10,000 (dez mil dólares australianos). Para tanto, o Cedente enviará à Cessionária cópia das notas fiscais e dos comprovantes dos pagamentos realizados aos assessores jurídicos, devendo a Cessionária realizar o reembolso em até 05 (cinco) dias úteis após o recebimento da referida documentação.

6.4. The Assignee shall reimburse the Assignor for expenses incurred with its legal advisors in connection with this transaction, limited to the amount in Brazilian reais equivalent to AUD $10,000 (ten thousand Australian dollars). For such purpose, the Assignor shall provide the Assignee with copies of the invoices and proof of payment issued by its legal advisors, and the Assignee shall make the reimbursement within 5 (five) business days from receipt of such documentation.

6.5 Todos os montantes estabelecidos na Cláusula 6.1serão pagos na proporção de 80% (oitenta por cento) para o Cedente e 20% (vinte por cento) para o Intermediário, inclusive na hipótese de pagamento em Açôes da REA ou em Açôes Restritas da REA.

6.5. All amounts set forth in Clause 6.1 shall be paid in the proportion of 80% (eighty percent) to the Assignor and 20% (twenty percent) to the Intermediary, including in the event of payment in REA Restricted Shares and/or REA Shares.

6.6 O Cedente e o Intermediário não farão jus a qualquer valor a título de royalties ou a qualquer outro valor além dos estabelecidos nesta Cláusula.	6.6. The Assignor and the Intermediary shall not be entitled to any royalties or to any amount other than those established in this Clause.

6.7 Qualquer valor devido nos termos desta Cláusula que não seja pago na data de vencimento incorrerá uma multa de 2% (dois por cento) sobre o valor em atraso, acrescido de juros de mora de 1% (um por cento) ao mês, e correção monetária pelo Índice Nacional de Preços ao Consumidor Amplo - IPCA, calculados pro rata die, até que tal pagamento, incluindo os juros

6.7. Any amount due under this Clause 6 and subclauses that is not paid on its due date shall incur a late payment fine of 2% (two percent) over the overdue amount, plus late interest of 1% (one percent) per month, and monetary adjustment based on the Broad National Consumer Price Index (IPCA), calculated pro rata die, until full payment of such amount including accrued interest. If Assignee fails to make any payment due under Clause 6.1, acumulados, seja realizado de forma integral. Caso a Cessionária deixe de efetuar qualquer pagamento devido nos termos da Cláusula 6.1, a Cedente deverá notificar a Cessionária, por escrito, sobre o inadimplemento. Caso a Cessionária não pague a quantia devida dentro do prazo de 60 (sessenta) dias contados do recebimento da notificação escrita, a Cedente poderá, como sua única e exclusiva forma de indenização ao inadimplemento, rescindir o presente Contrato nos termos da cláusula 8.1 (iv). Caso qualquer pagamento atrase mais de 03 (três) meses contados a partir da data de vencimento, a Cedente poderá rescindir o presente Contrato nos termos da Cláusula 8.2.

Assignor shall notify Assignee in writing of such failure. If Assignee does not cure such failure within 60 (sixty) days of receipt of such notice, Assignor may, as its sole and exclusive remedy for such non-payment, terminate this Agreement pursuant to Clause 8.1(iv). To the extent that any payment is missed by the Assignee under this Clause beyond three (3) months of its due date, the Assignor may terminate this Agreement pursuant to Section 8.2.

6.8 Todos os pagamentos devidos pela Cessionária em decorrência do presente Contrato deverão ser realizados mediante transferência eletrônica disponível – TED para as seguintes contas correntes:	6.8. All payments owed by the Assignee under this Agreement shall be made by electronic funds transfers (TED) to the following bank accounts:

Cedente: Banco Agência: Conta:	Assignor: Bank: Branch: Account:

Intermediário: Banco Swift Code: BSB: Conta:	Intermediary: Bank: Swift Code: BSB: Account:

6.8.1. A documentação emitida pela instituição financeira, evidenciando a transferência eletrônica realizada para as contas indicadas acima constitui prova do pagamento.	6.8.1. The documentation issued by the financial institution evidencing the electronic transfer made to the accounts indicated above shall constitute proof of payment.

6.8.2. Caso a Cedente ou o Intermediário optem por alterar a conta corrente, banco e/ou praça de pagamento, previamente indicada, deverá notificar a Cessionária, no endereço informado neste instrumento e/ou por e-mail com, pelo menos, 5 (cinco) Dias Úteis de antecedência da data de vencimento de qualquer pagamento.

6.8.2. Should the Assignor or the Intermediary choose to change the previously designated bank account, bank and/or place of payment, they shall notify the Assignee at the address provided in this Agreement and/or by e-mail at least 5 (five) Business Days prior to the due date of any payment.

6.9. O cumprimento das obrigações tributárias e o pagamento dos tributos incidentes sobre quaisquer pagamentos de valores dispostos neste Contrato serão suportados pela Parte à qual a legislação tributária atribui a respectiva obrigação. A Cessionária poderá fazer as retenções legalmente exigidas dos valores devidos à Cedente.

6.9. Compliance with tax obligations and the payment of taxes levied on any amounts payable under this Agreement shall be borne by the Party to which the applicable tax legislation assigns such obligation. The Assignee may apply any legally required withholding on the amounts payable to the Assignor.

7. INDENIZAÇÃO E MULTA	7. INDEMNIFICATION AND PENALTIES

7.1. A Cedente concorda em, indenizar e isentar a Cessionária e suas respectivas Afiliadas, cotistas, conselheiros, diretores e empregados de e contra todas as perdas e danos (incluindo mas não se limitando a principal, juros, multas, taxas judiciárias, honorários advocatícios e outras despesas conexas) incorridas pela Cessionária decorrentes de ou relacionados a (i) qualquer

7.1. The Assignor agrees to indemnify and hold harmless the Assignee and its Affiliates, shareholders, board members, officers, and employees from and against all losses and damages (including, but not limited to, principal, interest, fines, court fees, attorneys’ fees, and other related expenses) incurred by the Assignee arising out of or relating to (i) any false statement, omission, error, declaração falsa, omissão, erro, imprecisão ou violação material de quaisquer das declarações e garantias fornecidas pela Cedente; (ii) violação de qualquer obrigação assumida neste Contrato; ou (iii) atos, fatos ou omissões relacionados ao Direito Minerário ocorridos até a data de protocolo do requerimento da Cessão do Direito Minerário junto à ANM.

inaccuracy, or material breach of any of the representations and warranties provided by the Assignor; (ii) breach of any obligation undertaken in this Agreement; or (iii) acts, facts, or omissions relating to the Mining Right occurring up to the date of filling the Assignment of the Mining Right request before the ANM.

7.2. A Cessionária concorda em indenizar e isentar a Cedente e suas respectivas Afiliadas, cotistas, conselheiros, diretores e empregados de e contra todas as perdas e danos (incluindo principal, juros, multas, taxas judiciárias, honorários advocatícios e outras despesas conexas) incorridas pela Cedente decorrentes de ou relacionados a (i) qualquer declaração falsa, omissão, erro, imprecisão ou violação material de quaisquer das declarações e garantias fornecidas pela Cessionária; (ii) violação de qualquer obrigaçAo assumida neste Contrato; (iii) atos, fatos, ou omissôes relacionados ao Direito Minerário ocorridos após a data do protocolo do requerimento de CessAo do Direito Minerário junto à ANM.

7.2. The Assignee agrees to indemnify and hold harmless the Assignor and its Affiliates, Intermediaries, shareholders, board members, officers, and employees from and against all losses and damages (including principal, interest, fines, court fees, attorneys’ fees, and other related expenses) incurred by the Assignor arising out of or relating to (i) any false statement, omission, error, inaccuracy, or material breach of any of the representations and warranties provided by the Assignee; or (ii) breach of any obligation undertaken in this Agreement; or (iii) acts, facts, or omissions relating to the Mining Right occurring after the date of filling the Assignment of the Mining Right request before the ANM.

7.3. Em caso de omissAo ou falsidade das declaraçôes prestadas pela Cedente neste Contrato, que possa afetar a titularidade do Direito Minerário, além da indenizaçAo prevista na Cláusula 7.1 acima, a Cedente deverá pagar à Cessionária multa compensatória correspondente ao valor acordado na Cláusula 6.1 (a), corrigido pelo CDI desde a data do pagamento do referido valor pela Cessionária até a data do pagamento da penalidade aqui prevista.

7.3. In the event of any omission or falsehood in the statements made by the Assignor in this Agreement that may affect the ownership of the Mining Right, in addition to the indemnification set forth in Clause 7.1 above, the Assignor shall pay the Assignee a compensatory fine corresponding to the amount agreed in Clause 6.1(a), adjusted by the CDI rate from the date such amount was paid by the Assignee until the date of payment of the penalty provided for herein.

7.4. Eventuais valores devidos pela Cedente nos termos das Cláusulas 7.1 e 7.3 poderAo ser compensados pela Cessionária dos montantes por ela devidos na forma da Cláusula 6.	7.4. Any third party adjudicated amounts owed by the Assignor under Clauses 7.1 and 7.3 may be offset by the Assignee against amounts owed by it under Clause 6.

7.5. Qualquer valor devido nos termos desta Cláusula que nAo seja pago na data de vencimento incorrerá uma multa de 2% (dois por cento) sobre o valor em atraso, acrescido de juros de mora de 1% (um por cento) ao mês, e correçAo monetária pelo Índice Nacional de Preços ao Consumidor Amplo - IPCA, calculados pro rata die, até que tal pagamento, incluindo os juros acumulados, seja realizado de forma integral.

7.5. Any amount due under this Clause that is not paid on its due date shall incur a late payment fine of 2% (two percent) over the overdue amount, plus late interest of 1% (one percent) per month, and monetary adjustment based on the Broad National Consumer Price Index (IPCA), calculated pro rata die, until the full payment of such amount, including accrued interest.

8. VIGÊNCIA E TÉRMINO DO CONTRATO	8. TERM AND TERMINATION

8.1. Este Contrato permanecerá válido e em vigor a partir da data de sua assinatura até o completo cumprimento das obrigaçôes nele previstas ou da ocorrência de alguma das seguintes hipóteses:

8.1. This Agreement shall remain valid and in full force as of the date of its execution until the complete fulfillment of the obligations herein, unless any of the following termination events occurs:

(i) De comum acordo entre as Partes;	(i) by mutual agreement of the Parties;

(ii) A qualquer tempo, por exclusivo critério da Cessionária;	(ii) at any time, at the sole discretion of the Assignee;

(iii) Caso nAo seja obtida a anuência da ANM em relaçAo à cessAo, em decisAo administrativa definitiva, as Partes negociarAo de boa-fé alternativas para viabilizar o negócio nas	(iii) if ANM’s approval of the assignment is not obtained in a final administrative decision. In such case, the Parties shall negotiate in good faith alternatives to carry out the transaction under

mesmas condiçôes comerciais, sendo que, caso nAo cheguem a um consenso no prazo de 30 (trinta) dias, o Contrato ficará rescindido de pleno direito;	the same commercial conditions. If an agreement is not made within 30 (thirty) days, this Agreement shall be terminated;

(iv) De acordo com os termos previstos na Cláusula 6.7.	(iv) under the terms and conditions of Clause 6.7.

8.2. Em qualquer caso de extinçAo do Contrato estabelecido acima: (i) a Cessionária, no prazo de 05 (cinco) dias, notificará a Cedente para, no prazo de até 15 (quinze) dias, informar a Cessionária se deseja receber de volta o Direito Minerário em retrocessAo, caso em que o receberá no estado em que se encontra. Se a Cedente nAo responder a notificaçAo no período designado ou expressar desinteresse, a Cessionária estará autorizada a renunciar ao Direito Minerário. Caso a Cedente manifeste interesse na retrocessão, a Cessionária deverá adotar todas as medidas necessárias para formalizar a retrocessão no prazo de 10 (dias) e também deverá, no mesmo período de tempo, retornar à Cedente todos os dados, informaçôes, resultados e relatórios obtidos pela Cessionária relativos ao Direito Minerário; (ii) nenhuma quantia adicional ou Açôes Restritas da REA ou Açôes da REA serão devidas à Cedente ou à Intermediária além dos pagos até a data de rescisão; (iii) A Cedente e a Intermediária não devem ser requeridas a retornar para a Cessionária qualquer quantia, ou Açôes Restritas da REA ou Açôes da REA recebidas até a data de rescisão, salvo se a rescisão decorrer de violação das obrigaçôes ou declaraçôes da Cedente previstas nas Cláusulas 3.1 e 3.2 deste Contrato, que não tenham sido reveladas pela Cedente durante a due diligence e desde que tal violação seja devidamente notificada pela Cessionária à Cedente em até, no máximo, 6 (seis) meses após a data de assinatura deste Contrato ou até a aprovação pela ANM da transferência do Direito Minerário para a Cessionária, o que ocorrer por último. As Partes concordam que esse prazo máximo não será aplicável caso a violação decorra de má-fé ou fraude da Cedente.

8.2. Upon any termination of this Agreement: (i) the Assignee shall, within 5 (five) days, notify the Assignor to inform, within the following 15 (fifteen) days, whether it wishes to receive the Mining Right back by retrocession, in which case it shall receive it in its then-current condition. If the Assignor does not respond within the specified period or expresses disinterest, the Assignee shall be authorized to relinquish the Mining Right. If the Assignor expresses interest, the Assignee shall take all necessary steps to formalize the retrocession within 10 (ten) days and shall also return to the Assignor, within the same timeframe, all exploration data, information, results, and reports obtained by the Assignee in relation to the Mining Right. ; (ii) no additional amounts or REA Restricted Shares or REA Shares shall be owed to the Assignor or the Intermediary beyond those paid up to the termination date; (iii) the Assignor and the Intermediary shall not be required to return to the Assignee any amounts or REA Restricted Shares or REA Shares received up to the termination date, except if termination results from a breach by the Assignor of its obligations or representations under Sections 3.1 and 3.2 of this Agreement, which has not been disclosed by the Assignor during due diligence and provided that such breach is duly notified by the Assignee to the Assignor within a maximum period of 6 (six) months after the signing date of this Agreement or until the approval by ANM of the transfer of the Mining Right to the Assignee, whichever happens last. The Parties agree that such maximum period shall not be applicable if the breach is a result of Assignor’s bad faith or fraud.

8.2.1 Caso a retrocessão do Direito Minerário não seja requerida dentro do prazo estabelecido acima, a Cedente poderá utilizar a procuração outorgada pela Cessionária à Cedente para a retrocessão

8.2.1 If the retrocession of the Mining Right is not applied for within the timeframe established above, the Assignor may use the power of attorney granted by the Assignee to the Assignor for the retrocession.

8.3. Caso a Cessionária deseje rescindir este Contrato nos termos da Cláusula 8.1(ii), deverá considerar que, se a rescisão ocorrer dentro do prazo de 3 (três) meses ou menos anteriores ao prazo final para apresentação de relatórios, estudos ou requerimentos perante a ANM, qualquer órgão ambiental ou qualquer outra autoridade diretamente relacionada ao Direito Minerário, a Cessionária permanecerá obrigada a elaborar tais relatórios, estudos ou requerimentos.

8.3. If the Assignee wishes to terminate this Agreement pursuant to Clause 8.1(ii), it should keep in mind that, if termination occurs within 3 (three) months or less prior to the deadline for submitting reports, studies, or applications before the ANM, any environmental authority, or any other authority directly related to the Mining Right, the Assignee shall remain obligated to prepare such reports, studies, or applications.

8.4 Em qualquer caso de extinção do Contrato, permanecerão em vigor as disposiçôes das Cláusulas 7 e 9.	8.4. Regardless of the termination of this Agreement, the provisions set forth in Clauses 7 and 9 shall remain in full force and effect.

9. DISPOSIÇÕES GERAIS	9. GENERAL PROVISIONS

9.1. Cessão. As Partes poderão, a qualquer momento, ceder ou transferir todos ou parte de seus direitos e obrigaçôes decorrentes deste Contrato a qualquer Afiliada, independentemente do consentimento das demais Partes. A Afiliada aplicável estará vinculada e deverá cumprir, e reconhecerá por escrito em favor das outras Partes, que estará vinculada e cumprirá os termos deste

9.1. Assignment. The Parties may, at any time, assign or transfer all or part of their rights and obligations under this Agreement to any Affiliate, without the need for consent from other Parties. The Affiliate shall issue a written statement, in favor of the Parties, that it shall be bound by and shall comply with the terms of this Agreement. The assigning Party and the respective assignee

Contrato. A Parte cedente e a respectiva Afiliada cessionária serão solidariamente responsáveis pelo cumprimento das obrigaçôes assumidas neste Contrato.	Affiliate shall be jointly liable for the performance of the obligations assumed under this Agreement.

9.1.1. A Cedente somente poderá ceder para Terceiros seus respectivos direitos e obrigaçôes decorrentes deste Contrato, mediante prévia e expressa autorização da Cessionária, que não poderá negar a autorização de forma desarrazoada.

9.1.1. The Assignor may assign to Third Parties its respective rights and obligations arising from this Agreement only with the prior and express authorization of the Assignee, which shall not be unreasonably withheld.

9.1.2. A Cessionária poderá ceder para Terceiros seus respectivos direitos e/ou obrigaçôes decorrentes deste Contrato mediante prévia e expressa autorização da Cedente, que não poderá negar a autorização de forma desarrazoada, desde que a nova Cessionária expressamente reconheça e assuma todas as obrigaçôes da Cessionária perante a Cedente.

9.1.2. The Assignee may assign to Third Parties its respective rights and/or obligations under this Agreement only with the prior and express authorization of the Assignor, which shall not be unreasonably withheld and provided that the assignee expressly acknowledges and assumes all obligations and responsibilities of the Assignee towards the Assignor.

9.1.3 A autorização prévia da Cedente não será necessária (i) no caso da cessão do Direito Minerário em conjunto com outros ativos da Cessionária; (ii) após o pagamento de todos os valores previstos na Cláusula 6.1, desde que, em qualquer dos casos, O Terceiro Cessionário assuma expressamente todas as obrigaçôes da Cessionária nos termos previstos neste Contrato e que tal cessão e substituição sejam devidamente formalizadas por meio de uma declaração escrita do Terceiro. A Cessionária deverá enviar cópia da referida declaração para a Cedente com a comunicação da cessão antes de apresentar perante a ANM o requerimento de cessão do Direito Minerário.

9.1.3 The Assignor’s prior authorization shall not be required (i) in case of assignment of the Mining Right together with other assets of the Assignee; or (ii) after payment of all amounts set forth in Clause 6.1., provided that, in either case, the third party assignee expressly assumes all obligations of the Assignee under this Agreement and such assignment and substitution are duly formalized through a written statement of the third party assignee. The Assignee shall send a copy of such statement to the Assignor with the assignment communication prior to the application of assignment of the Mining Right is presented before ANM.

9.2. Confidencialidade. Em razão da natureza das obrigaçôes assumidas no presente Contrato, as Partes terão acesso ou conhecimento de certas informaçôes técnicas ou de negócio das outras Partes, que deverão ser consideradas restritas e confidenciais, incluindo, sem limitação, instruçôes, especificaçôes, informaçôes técnicas, plantas, projetos, desenhos, dados, registros, relatórios, informaçôes, resultados de ensaios, cálculos, opiniôes, mapas, gráficos, amostras, documentos, know-how, testemunhos de sondagem e outros dados de perfuração, amostra de solo, polpa, análises, relatórios de produção, operaçôes, registros técnicos, contábeis e financeiros, e qualquer outro tipo de informação, seja sob a forma escrita, verbal ou eletrônica, caracterizada ou não como confidencial, relativa ao presente Contrato, ao Direito Minerário ou aos negócios das Partes, suas Afiliadas ou Terceiros que participem dos trabalhos no Direito Minerário (“Informaçôes Confidenciais”), as quais deverão ser consideradas como confidenciais pelas Partes não deverão ser reveladas a Terceiros, exceto nas seguintes condiçôes:

9.2. Confidentiality. Due to the nature of the obligations assumed under this Agreement, the Parties will have access to or become aware of certain technical or business information of the other Parties, which shall be deemed restricted and confidential, including, without limitation, instructions, specifications, technical information, plans, designs, drawings, data, records, reports, information, test results, calculations, opinions, maps, charts, samples, documents, know-how, drilling core samples and other drilling data, soil samples, slurry, analyses, production reports, operations, technical, accounting and financial records, and any other type of information, whether written, verbal or electronic, identified or not as confidential, related to this Agreement, the Mining Right or the business of the Parties, their Affiliates or Third Parties involved in activities related to the Mining Right (“Confidential Information”), which shall be treated as confidential by the Parties and shall not be disclosed to Third Parties, except under the following conditions:

(a) as Partes poderão divulgar Informaçôes Confidenciais para seus auditores, advogados, representantes e demais pessoas que necessitem de tais informaçôes para assessorar as Partes com relação ao presente Contrato, desde que tais pessoas sejam informadas da condição confidencial das Informaçôes Confidenciais;

(a) the Parties may disclose Confidential Information to their auditors, attorneys, representatives and other persons who require such information to advise the Parties in connection with this Agreement, provided that such persons are informed of the confidential nature of the Confidential Information;

(b) as Partes poderão divulgar Informaçôes Confidenciais cuja divulgação seja exigida por dispositivo legal ou ordem judicial, devendo: (i) imediatamente dar notícia às demais Partes a respeito da ordem da autoridade pública ou do juiz; (ii) prestar todas as informaçôes e subsídios que possam ser necessários para que as demais Partes possam se defender contra a divulgação de qualquer

(b) the Parties may disclose Confidential Information when disclosure is required by law or court order, provided that: (i) they immediately notify the other Parties of the order issued by the public authority or court; (ii) they provide all information and assistance necessary for the other Parties to oppose the disclosure of any Confidential Information; (iii) they limit disclosure strictly to what

Informação Confidencial; (iii) se limitar a revelar, estritamente, o que tiver sido exigido a quem o exigiu e empreenderá seus melhores esforços para obter tratamento confidencial para quaisquer Informações Confidenciais que foram assim reveladas;

is required by the authority and use best efforts to obtain confidential treatment for any Confidential Information disclosed;

(c) as Partes poderão divulgar Informações Confidenciais mediante prévia e expressa autorização das demais Partes, permanecendo a obrigação de dar conhecimento do caráter de confidencialidade da informação aos Terceiros, para os quais a informação foi disponibilizada, bem como deles exigir, o sigilo indispensável;

(c) the Parties may disclose Confidential Information with the prior and express authorization of the other Parties, remaining the obligation to inform the Third Parties receiving the information of its confidential nature and require them to maintain confidentiality;

(d) informações que nesta data tenham sido divulgadas em domínio püblico, incluindo informações, documentos, mapas, estudos submetidos a órgãos püblicos;	(d) information that, as of the date hereof, has been disclosed in the public domain, including information, documents, maps or studies submitted to public authorities;

(e) informação que, após esta data seja publicada ou, de alguma outra forma, torne-se de domínio püblico, sem culpa ou ação da Parte em questão; e	(e) information that, after the date hereof, is published or otherwise becomes public domain through no fault or action of the relevant Party; and

(f) informação que se torne de conhecimento püblico por meio de ato ou omissão que não caracterize descumprimento a esta Cláusula.	(f) information that becomes public knowledge through an act or omission that does not constitute a breach of this Clause.

9.2.1. Qualquer que seja a causa de extinção deste Contrato, as Partes continuarão obrigadas pelo prazo de 5 (cinco) anos a contar do término do presente Contrato, por si, seus empregados, prepostos ou representantes, a respeitar o dever de confidencialidade.

9.2.1. Regardless of the cause of termination of this Agreement, the Parties, for themselves and their employees, agents or representatives, shall remain bound to the confidentiality obligations for a period of 5 (five) years from the termination of this Agreement.

9.2.2. Caso quaisquer das Partes infrinjam qualquer disposição constante desta Cláusula 9.2, ficará sujeita ao pagamento de indenizações pelos danos a que der causa.	9.2.2. In the event that any of the Parties breaches any provision of this Clause 9.2, such Party shall be subject to the payment of damages arising therefrom.

9.2.3. A partir da data de protocolo do requerimento da Cessão junto a ANM, a Cedente poderá divulgar quaisquer informações relativas ao Contrato e ao Direito Minerário para quaisquer terceiros, incluindo divulgar em seu site ou no site de qualquer de suas Afiliadas, bem como em apresentações institucionais, informações sobre o Direito Minerário, sejam relacionadas à sua localização, substâncias minerais, benefícios socioeconômicos esperados, recursos e reservas e resultados dos trabalhos realizados, bem como dados e indicadores financeiros e operacionais.

9.2.3. As of the filling date of the Assignment request before the ANM, the Assignor may disclose any information related to the Agreement and to the Mining Right to any third parties, including publishing it on its website or on any Affiliate’s website, as well as in institutional presentations, including information regarding the Mining Right’s location, mineral substances, expected socioeconomic benefits, resources and reserves, results of the work performed, as well as related financial and operational data and indicators.

9.3. Notificações. Todos os avisos, comunicações e quaisquer documentos que devam ser transmitidos nos termos do presente instrumento devem ser feitos por escrito e entregues pessoalmente, por carta ou e-mail, com confirmação de recebimento, às pessoas e endereços abaixo:

9.3. Notices. All notices, communications and any documents to be delivered under this Agreement must be made in writing and delivered personally, by letter or e-mail, with confirmation of receipt, to the persons and addresses below:

Para a Cedente: Greenfield Exploration Ltda. At.: Daniel Ferreira de Castro	For the Assignor: Greenfield Exploration Ltda. Attn.: Daniel Ferreira de Castro

Para a Cessionária: Alpha Minerals Brazil Participações Ltda. At.: Renato Gonzaga / Carla Carvalho E-mail:	For the Assignee: Alpha Minerals Brazil Participações Ltda. Attn.: Renato Gonzaga / Carla Carvalho E-mail:

Para a Interveniente: Rare Earths Americas, Inc. At.: Legal Department	For the Intervening Party: Rare Earths Americas, Inc. Attn.: Legal Department

Para o Intermediário: Focus Capital Partners Pty LtdA t.: Alastair Smith	For the Intermediary: Focus Capital Partners Pty Ltd Attn.: Alastair Smith

9.3.1. Qualquer mudança em relaçAo a destinatário, endereço ou de qualquer dos números acima indicados, deve ser prontamente comunicada a outra Parte, conforme aqui previsto.	9.3.1. Any change regarding the recipient, address, or any of the numbers listed above must be promptly communicated to the other Party, as provided herein.

9.4. Integralidade. Este Contrato representa o acordo integral entre as Partes e suplanta qualquer comunicaçAo, proposta ou declaraçAo anterior, escrita ou verbal e prevalecerá sobre qualquer termo conflitante ou adicional contido em qualquer reconhecimento ou comunicaçAo similar entre as Partes, podendo ser alterado somente mediante documento escrito, devidamente assinado pelas Partes.

9.4. Whole Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior communication, proposal or statement, written or oral, and shall prevail over any conflicting or additional terms contained in any acknowledgment or similar communication between the Parties. This Agreement may only be amended by means of a written document duly signed by the Parties.

9.5. Independência das Cláusulas. A nulidade ou ineficácia de qualquer disposiçAo deste Contrato nAo afetará suas demais disposições, que permanecerAo em pleno vigor, obrigando-se as Partes a empenhar seus melhores esforços para substituir no menor tempo possível a disposiçAo nula ou ineficaz por uma disposiçAo legalmente aceitável e compatível com aquela substituída, de modo a restabelecer o equilíbrio contratual originalmente estabelecido entre as Partes.

9.5. Severability. The nullity or unenforceability of any provision of this Agreement shall not affect its remaining provisions, which shall remain in full force and effect. The Parties shall use their best efforts to replace, as soon as possible, the null or unenforceable provision with a legally acceptable provision compatible with the one replaced, so as to restore the contractual balance originally established between the Parties.

9.6. Tolerância e Renúncia. A novaçAo, quitaçAo ou

renúncia de qualquer obrigaçAo decorrente deste Contrato somente será considerada válida se realizada por escrito. O nAo exercício de qualquer direito nos termos deste Contrato na primeira ocasiAo em que seria possível fazê-lo, nAo implicará a renúncia a tais direitos, nem sua preclusAo, salvo se disposto de forma diversa neste Contrato. A eventual tolerância de qualquer infraçAo a este Contrato nAo significará que qualquer infraçAo posterior, ainda que da mesma natureza, será tolerada.

9.6. Waiver and Forbearance. Novation, release or waiver of any obligation arising under this Agreement shall only be valid if written down. The failure to exercise any right under this Agreement at the first opportunity shall not constitute a waiver of such rights nor prevent their later enforcement, unless otherwise expressly provided herein. Any tolerance of a breach of this Agreement shall not imply that any subsequent breach, even of the same nature, will be tolerated.

9.7. Sucessores. Este Contrato vincula as Partes e seus

sucessores a qualquer título. Para fins do presente Contrato, será considerada sucessora, entre outras, a sociedade que resultar da fusAo, aquisiçAo ou incorporaçAo de qualquer uma das Partes, independentemente de esta possuir a mesma designaçAo e/ou registros societários que as partes originalmente contratantes.

9.7. Successors. This Agreement is binding upon the Parties and their successors in any capacity. For purposes of this Agreement, a company resulting from a merger, acquisition or consolidation of any of the Parties shall be deemed a successor, regardless of whether it maintains the same corporate name and/or registration as the originally contracting parties.

9.8. Lei Aplicável. Este Contrato deverá ser interpretado e regido de acordo com a Lei da República Federativa do Brasil.	9.8. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

9.9. Arbitragem. Qualquer conflito ou controvérsia decorrente (i) da interpretaçAo dos termos deste Contrato; e/ou (ii) da execuçAo das obrigaçôes estabelecidas neste Contrato; e/ou (iii) da violaçAo de qualquer dos termos e condiçôes ora estabelecidos; que nAo tiver sido solucionado por meio de negociaçôes amigáveis entre as Partes, deverá ser resolvido por meio de arbitragem, conforme disposto no presente Contrato (“Arbitragem”).

9.9 Arbitration. Any dispute or controversy arising from (i) the interpretation of the terms of this Agreement; and/or (ii) the performance of the obligations set forth herein; and/or (iii) the breach of any of the terms and conditions established hereby, which has not been resolved through amicable negotiations between the Parties, shall be settled by arbitration, in accordance with the provisions of this Agreement (“Arbitration”).

9.9.1. A Arbitragem deverá ser conduzida de acordo com a lei brasileira de arbitragem (Lei n° 9.307/96, conforme alterada) e com as normas da Câmara de MediaçAo e Arbitragem Empresarial - Brasil (“CAMARB”), a qual será responsável pela conduçAo do procedimento arbitral. As Partes acordam que, caso o Regulamento Arbitral da CAMARB contenha qualquer falha de procedimento, as disposiçôes processuais da Lei n° 9.307/96, conforme alterada e do Código de Processo Civil brasileiro serAo aplicáveis, nesta ordem.

9.9.1. The Arbitration shall be conducted in accordance with Brazilian Arbitration Law (Law No. 9,307/96, as amended) and the rules of the Chamber of Business Mediation and Arbitration – Brazil (“CAMARB”), which shall be responsible for conducting the arbitral proceedings. The Parties agree that, in the event of any procedural gap in the CAMARB Arbitration Rules, the procedural provisions of Law No. 9,307/96, as amended, and of the Brazilian Code of Civil Procedure shall apply, in that order.

9.9.2. O Tribunal Arbitral deverá ser composto de 3 (três) árbitros. A Parte que houver requerido a Arbitragem deverá, simultaneamente com o requerimento para instalaçAo da Arbitragem, indicar 1 (um) árbitro e notificar a outra Parte a respeito da indicaçAo, juntamente com a aceitaçAo do árbitro. No prazo de 15 (quinze) dias após o recebimento dessa notificaçAo, a outra Parte deverá indicar o segundo árbitro e notificar a parte requerente a respeito de sua indicaçAo, juntamente com a aceitaçAo do árbitro. O terceiro árbitro, que deverá presidir o Tribunal Arbitral, deverá ser indicado pelos outros 2 (dois) árbitros no prazo de 15 (quinze) dias. Caso uma Parte deixe de indicar um árbitro ou no caso de os dois árbitros nAo chegarem a um consenso quanto à indicaçAo do terceiro, nos termos acima dispostos, tal árbitro ou árbitros serAo indicados, mediante solicitaçAo da parte interessada, pelo Presidente da CAMARB.

9.9.2. The Arbitral Tribunal shall be composed of three (3) arbitrators. The Party requesting Arbitration shall, simultaneously with the request for instalment of the Arbitration, appoint one (1) arbitrator and notify the other Party of such appointment, also with the arbitrator’s acceptance. Within fifteen (15) days after receipt of such notice, the other Party shall appoint the second arbitrator and notify the requesting Party of such appointment, together with the arbitrator’s acceptance. The third arbitrator, who shall preside over the Arbitral Tribunal, shall be appointed by the two (2) arbitrators within fifteen (15) days. If either Party fails to appoint an arbitrator, or if the two arbitrators do not reach agreement on the appointment of the third arbitrator within the term above, such arbitrator(s) shall be appointed, upon request of the interested Party, by the President of CAMARB.

9.9.3. Todos os procedimentos e documentos relacionados à Arbitragem serAo conduzidos e/ou preparados no idioma português. A Arbitragem ocorrerá na Cidade de Belo Horizonte, Minas Gerais, Brasil. Os árbitros decidirAo com base na legislaçAo brasileira aplicável, nAo se aplicando o princípio da equidade.

9.9.3. All procedures and documents related to the Arbitration shall be conducted and/or prepared in the Portuguese language. The Arbitration shall take place in the City of Belo Horizonte, State of Minas Gerais, Brazil. The arbitrators shall decide the matter based on the applicable Brazilian law, and the principle of equity shall not apply.

9.9.4. O laudo arbitral será final e vinculará as Partes.	9.9.4. The arbitral award shall be final and binding upon the Parties.

9.9.5. A responsabilidade pelo pagamento dos custos e despesas relacionados à Arbitragem (inclusive honorários de sucumbência) será determinada pelo Tribunal Arbitral, sendo pagos de forma proporcional pelas Partes, conforme a distância do valor por elas inicialmente defendido vis à vis a decisAo arbitral final, sendo que se tal apuração não for possível será aplicado o quanto disposto no Regulamento de Arbitragem da CAMARB ou pelo Tribunal Arbitral.

9.9.5. Responsibility for payment of the costs and expenses related to the Arbitration (including attorneys’ fees) shall be determined by the Arbitral Tribunal and shall be shared proportionally by the Parties, based on the distance between the amount initially claimed by each Party and the final arbitral decision. If such apportionment is not possible, the provisions of the CAMARB Arbitration Rules or those determined by the Arbitral Tribunal shall apply.

9.9.6. Não obstante as disposições desta Cláusula 9.9, e unicamente com o propósito de (i) viabilizar a execução específica, (ii) se obter medidas prévias, vinculativas e temporárias, (iii) se obter a iniciação obrigatória da Arbitragem ou medidas preliminares de Arbitragem em vias de se iniciar, as Partes elegem o foro da Comarca de Belo Horizonte/MG, com a exclusão de qualquer outro, por mais privilegiado que seja.

9.9.6. Notwithstanding the provisions of this Clause 9.9, and solely for the purposes of (i) enabling specific performance, (ii) obtaining preliminary, binding, and temporary measures, or (iii) obtaining mandatory initiation of the Arbitration or preliminary arbitral measures in anticipation of Arbitration, the Parties elect the courts of the Judicial District of Belo Horizonte, State of Minas Gerais, as the exclusive forum, to the exclusion of any other, however privileged it may be.

9.10. Execução Específica. Considerando a natureza do presente Contrato, as Partes reconhecem que, no caso de inadimplemento das obrigações de fazer ou de celebrar negócio jurídico aqui estipuladas, a eventual indenização por perdas e danos não constituirá reparação suficiente; assim, sem prejuízo da indenização por perdas e danos eventualmente suportados, qualquer obrigação de fazer ou de celebrar negócio jurídico

9.10. Specific Execution. Considering the nature of this Agreement, the Parties acknowledge that, in the event of breach of any obligations to do or to execute a legal transaction herein stipulated, damages shall not constitute adequate compensation. Therefore, without prejudice to damages that may be applicable, any obligation to do or to execute a legal transaction not performed by a Party may be subject to specific execution, by means of an estabelecida no presente instrumento que não seja cumprida por uma Parte poderá ser objeto de execução específica, através de ordem para a realização da atividade, ato ou substituição no negócio jurídico não celebrado, em desrespeito às disposições aqui estabelecidas.

order for the performance of the activity, act or substitution in the unperformed legal transaction, in breach of the provisions set forth herein.

9.11. Relação das Partes. Nenhuma disposição do presente Contrato será interpretada de forma a considerar uma Parte como sócia ou associada da outra, e as Partes não desejam constituir uma sociedade ou joint venture, comercial, minerária ou de qualquer outro tipo. Nenhuma disposição do presente Contrato será interpretada de forma a constituir qualquer Parte como agente ou representante legal da outra, ou criar qualquer relação fiduciária entre elas. Nenhuma das Partes, ou seus conselheiros, administradores, empregados, agentes e procuradores, ou Afiliadas poderá agir ou assumir qualquer obrigação ou responsabilidade em nome da outra Parte, salvo se de forma contrária estiver expressamente aqui previsto, e qualquer ação ou reconhecimento de tal natureza por conselheiros, diretores, empregados, agentes e procuradores de uma Parte ou Afiliada será considerado inadimplemento do presente Contrato por tal Parte.

9.11. Relationship of the Parties. No provision of this Agreement shall be interpreted as deeming one Party to be a partner or associate of the other, and the Parties do not intend to form a partnership or joint venture, whether commercial, mining or otherwise. No provision of this Agreement shall be interpreted as appointing any Party as the agent or legal representative of the other, or as creating any fiduciary relationship between them. None of the Parties, nor their directors, officers, employees, agents, representatives or Affiliates may act for or assume any obligation or liability on behalf of the other Party, unless expressly provided herein; any such act or acknowledgment by directors, officers, employees, agents, representatives or Affiliates of a Party shall constitute a breach of this Agreement by such Party.

9.12. Prevalência. Este Contrato é celebrado em português e inglês, sendo que, em caso de conflito, prevalecerá a versão em português. Os Anexos serão assinados somente em português.	9.12. Prevailing Language. This Agreement is executed in Portuguese and English, and in the event of any conflict, the Portuguese version shall prevail. The Exhibits are executed only in Portuguese.

10. CONDUTA ÉTICA E ANTICORRUPÇÃO	10. ETHICAL CONDUCT AND ANTI-CORRUPTION

10.1. As Partes declaram conhecer as normas de prevenção à corrupção previstas na legislação brasileira e se comprometem a cumpri-las fielmente, por si e por seus sócios, administradores e colaboradores, bem como exigir o seu cumprimento pelos Terceiros por elas contratados. Ambas as Partes desde já se obrigam a, no exercício dos direitos e obrigações previstos neste contrato e no cumprimento de qualquer uma de suas disposições: (i) não dar, oferecer ou prometer qualquer bem de valor ou vantagem de qualquer natureza a agentes públicos ou a pessoas a eles relacionadas ou ainda quaisquer outras pessoas, empresas e/ou entidades privadas, com o objetivo de obter vantagem indevida, influenciar ato ou decisão ou direcionar negócios ilicitamente; e (ii) adotar as melhores práticas de monitoramento e verificação do cumprimento das leis anticorrupção, com o objetivo de prevenir atos de corrupção, fraude, práticas ilícitas ou lavagem de dinheiro. A comprovada violação de qualquer das obrigações de anticorrupção aqui previstas é causa de rescisão unilateral deste Contrato em desfavor apenas da Parte Infratora, sem prejuízo da cobrança das perdas e danos causados direta e comprovadamente à Parte inocente, conforme determinado em sentença condenatória transitada em julgada, até o limite dos valores efetivamente recebidos a partir deste instrumento.

10.1. The Parties declare that they are aware of the anticorruption and compliance rules under Brazilian law and undertake to faithfully comply with them, on their own behalf and on behalf of their partners, officers, and employees, as well as to require compliance with such rules by any Third Parties engaged by them. The Parties hereby undertake, in the exercise of the rights and obligations set forth in this Agreement and in the performance of any of its provisions: (i) not to give, offer, or promise any item of value or any advantage of any nature to public agents or persons related to them, or to any other individuals, companies and/or private entities, with the purpose of obtaining undue advantage, influencing an act or decision, or unlawfully directing business; and (ii) to adopt best practices for monitoring and verifying compliance with anti-corruption laws, with the aim of preventing acts of corruption, fraud, unlawful practices or money laundering. Proven violation of any anticorruption obligations set forth herein constitutes grounds for unilateral termination of this Agreement exclusively against the Defaulting Party, without prejudice to the collection of direct and proven losses and damages caused to the innocent Party, as determined in a final and unappealable court decision, up to the limit of the amounts effectively received under this instrument.

10.2. Sendo realizado por qualquer das Partes qualquer procedimento com má-fé, fraude ou dolo envolvendo as atividades deste contrato, a Parte responsável responderá pelos danos causados à outra Parte, hipótese em que poderá ser rescindido este Contrato, sem prejuízo das medidas judiciais cabíveis.

10.2. If any procedure involving bad faith, fraud, or willful misconduct is carried out by any of the Parties in connection with the activities contemplated in this Agreement, the responsible Party shall be liable for the damages caused to the other Party, and this Agreement may be terminated, without prejudice to any applicable legal measures.

10.3. As Partes declaram conhecer as disposições da Lei n°. 12.846, de 1° de agosto de 2013 e suas alterações, bem como da legislação regulamentadora pertinente, e se comprometem a respeitá-las e cumpri-las integralmente.

10.3. The Parties declare that they are aware of the provisions of Law No. 12,846 of August 1st, 2013, as amended, as well as the relevant regulatory legislation, and undertake to fully comply with such laws.

10.4. As Partes e seus empregados ficam proibidos de praticar condutas que atentem contra o patrimônio público nacional ou estrangeiro, contra princípios da administração pública ou contra os compromissos internacionais assumidos pelo Brasil, sob pena de multa e rescisão deste Contrato.

10.4. The Parties and their employees are prohibited from engaging in conduct harmful to the national or foreign public assets, contrary to the principles of public administration or inconsistent with the international commitments assumed by Brazil, under penalty of fines and termination of this Agreement.

10.5. As Partes devem adotar todas as medidas de prevenção aptas a evitar que seus empregados ou interposta pessoa física ou jurídica pratiquem as condutas previstas na cláusula anterior.

10.5. The Parties must adopt all preventive measures necessary to ensure that their employees or any individual or legal entity acting on their behalf do not engage in the conduct set forth in the preceding clause.

10.6. Caso qualquer das Partes venha a contrariar as disposições da cláusula supra, fica obrigada a reparar quaisquer danos, despesas e sanções eventualmente suportados pela outra Parte em razão do referido descumprimento, podendo ainda a Parte inocente optar pela rescisão de pleno direito do presente contrato.

10.6. Should any Party violate the provisions of the above clause, such Party shall be required to indemnify the other Party for any damages, expenses or penalties incurred as a result of such breach, and the innocent Party may further elect to terminate this Agreement automatically and with immediate effect.

11. ASSINATURA	11. EXECUTION

11.1. Este Contrato e eventuais Termos Aditivos poderão ser assinados de forma eletrônica, sendo este um meio válido e plenamente admitido pelas Partes.	11.1. This Agreement and any Amendments may be executed electronically, and such form of execution is valid and fully accepted by the Parties.

11.2. As Partes declaram que a aprovaçAo e assinatura deste Contrato e eventuais Termos Aditivos será realizada por seus representantes legais ou procuradores legalmente habilitados para contrair as obrigações aqui previstas. Estas pessoas devem estar cientes da obrigaçAo de guardar sigilo de senhas de acesso, tokens, certificados e quaisquer outros itens que visem garantir a integridade e autoria da operaçAo.

11.2. The Parties declare that the approval and execution of this Agreement and any Amendments shall be carried out by their legal representatives or duly authorized attorneys-in-fact, who are empowered to undertake the obligations set forth herein. Such persons must be aware of their obligation to maintain the confidentiality of access passwords, tokens, certificates, and any other items intended to ensure the integrity and authorship of the execution.

11.3. As Partes declaram, garantem e reconhecem (i) que as suas assinaturas podem ser submetidas eletronicamente; e (ii) a veracidade, autenticidade, integridade, validade e efetividade deste Contrato e seus termos, incluindo seus Anexos, de acordo com o artigo 219 do Código Civil Brasileiro, em meio eletrônico e/ou assinado pelas Partes por meio de certificados eletrônicos, ainda que esses certificados nAo sejam emitidos pela ICP-Brasil, de acordo com o art. 10, §2º da Medida Provisória n° 2.200-2, de 24 de agosto de 2001 (“MP n° 2.200-2”), editada pelo Governo Brasileiro.

11.3. The Parties declare, warrant and acknowledge that: (i) their signatures may be submitted electronically; and (ii) the truthfulness, authenticity, integrity, validity and effectiveness of this Agreement and its terms, including its Exhibits, in electronic form and/or executed by the Parties by means of electronic certificates, even if such certificates are not issued by ICP-Brasil, pursuant to Article 219 of the Brazilian Civil Code and Article 10, §2 of Provisional Measure No. 2.200-2 of August 24th, 2001 (“MP No. 2.200-2”), enacted by the Brazilian Government.

E por estarem assim acordadas, as Partes firmam o presente instrumento, em caráter irrevogável e irretratável, na presença das testemunhas abaixo assinadas.	In witness whereof, the Parties execute this instrument, irrevocably and irreversibly, in the presence of the undersigned witnesses.

Belo Horizonte, 26 de dezembro de 2025	Belo Horizonte, December 26, 2025

Página de Assinaturas do Contrato de Cessão de Direitos Minerários e Outras Avenças entre Greenfield Exploration Ltda., Alpha Minerals Brazil Participações Ltda., Rare Earths Americas, Inc. e Focus Capital Partners Pty Ltd

Signature Page of Mineral Rights Assignment Agreement And Other Covenants among Greenfield Exploration Ltda., Alpha

Minerals Brazil Participações Ltda., Rare Earths Americas, Inc. and Focus Capital Partners Pty Ltd

/s/ GREENFIELD EXPLORATION LTDA.

GREENFIELD EXPLORATION LTDA.

/s/ ALPHA MINERALS BRAZIL PARTICIPAÇÕES LTDA.	/s/ ALPHA MINERALS BRAZIL PARTICIPAÇÕES LTDA.

ALPHA MINERALS BRAZIL PARTICIPAÇÕES LTDA.

/s/ RARE EARTHS AMERICAS, INC.

RARE EARTHS AMERICAS, INC.

/s/ FOCUS CAPITAL PARTNERS PTY LTD

FOCUS CAPITAL PARTNERS PTY LTD

TESTEMUNHAS / WITNESSES:

/s/ Júlia Machado Freitas	/s/ Lucas Alves Ferreira de Mello

Nome: Júlia Machado Freitas	Nome: Lucas Alves Ferreira de Mello
CPF: 126.807.206-01	CPF: 091.038.176-36

ANEXO A - Memorial Descritivo do Direito Minerário

EXHIBIT A - Descriptive Report of the Mining Right

ANEXO B

ANEXO C

ANEXO D

ANEXO E

ANEXO F